Exhibit 99.1
FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Michelle M. Gray
Chief Financial Officer	Director of Marketing
260-427-7150	260-427-7100
rick.sawyer@towerbank.net	michelle.gray@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS SECOND QUARTER EARNINGS

FORT WAYNE, INDIANA – JULY 20, 2007 – Tower Financial Corporation (NASDAQ: TOFC) today announced second quarter 2007 net income of $217,000 and diluted earnings per share of $0.05, compared with $912,000 and $0.22, respectively, for the year-ago quarter. For the first six months of 2007, net income was $394,000, or $0.09 per diluted share, compared with $1.9 million, or $0.46 per share, for the prior-year six months.

Commenting upon these results, Donald F. Schenkel, Chairman and Chief Executive Officer, stated that:  “While on a quarter to quarter and six month to six month comparison with 2006, these results are disappointing, it should be noted that the primary cause of our earnings decrease was almost exclusively related to our decision during the second quarter to defer further efforts to establish an Indianapolis de novo bank, and our decision to make an additional provision for possible commercial loan losses.”

Noting further that total revenue, both net interest income and non-interest income, was actually substantially up, period over period from 2006, Schenkel further observed: “We believe that these management decisions were necessary to properly reflect management’s commitment to centralize our energy into growing the core business in the Fort Wayne-area marketplace, to focus that effort on building and maintaining asset quality through conservative lending practices, and, in that regard, to continually evaluate and further reserve for several existing loan relationships that, while still current and performing, are considered problem loans. Our message, however, remains positive.”

Second quarter highlights include:

•
For the six months ending June 30, 2007, loan growth has leveled off to an annualized rate of 11.4 percent compared with FY 2006’s loan growth of 22.2 percent, reflecting management’s focus on asset quality. Commercial and residential real estate were the primary contributors to 2007 loan growth of $31.3 million year to date. As loan growth has leveled, net interest margin has also begun to move upwards, increasing two basis points over the first quarter of 2007, to 3.44 percent. A 3.52 percent net interest margin for the month of June represents the second consecutive month of margin improvement.

•	Core deposits increased $12.5 million, up 3.7 percent since year-end 2006, comprising 58.6 percent of total deposits at June 30, 2007.

•
Non-interest income remains a significant contributor to revenue, increasing 30.4 percent from the second quarter of 2006.Year to date, fee income rose 17.9 percent. Trust and brokerage fees were the primary contributors.For the second quarter of 2007, trust fees grew 19.1 percent to $0.72 million and accounted for 56.8 percent of fee income. Total assets under management by Tower Private Advisors now exceed $600 million, an increase of 19.0 percent over the year-ago level.

•
Asset quality has had a major impact on earnings year to date. Net loan charge-offs increased by $1.4 million, to 1.36 percent of average loans, and non-performing assets plus delinquencies reduced from $6.5 million last quarter-end to $5.7 million for the current quarter-end. As previously noted, Tower continues to prudently reserve against previously identified loan weaknesses and has further reserved for problem loans related to the borrowing relationships identified and discussed during the first quarter.

•
Tower Financial closed its Indianapolis loan production office this quarter and decided to defer the opening of a de novo bank. Despite receipt of new charter approval by the regulators, the decision to defer this project was prompted by a re-assessment of what management believes are currently adverse industry and market conditions affecting the Indianapolis market for de novo banks. For the six months year-to-date, net expenses associated with the opening of the office and obtaining approval for the de novo bank totaled $426,000, of which $259,000 was generated in the second quarter.

•
Implementation of new FDIC insurance premium assessments began this quarter, impacting recent de novo banks in particular. Due to the timing of FDIC invoicing, however, Tower was charged during the second quarter for the quarterly $100,000 first quarter fee and was also required to accrue an additional $100,000 for the current quarter. Going forward, the quarterly fee of approximately $100,000 will apply.

Operating Statement
Total revenue, consisting of net interest income and non-interest income, was $7.0 million for the second quarter of 2007, an increase of 15.7 percent over the $6.1 million reported for the prior-year second quarter. Year over year, net interest income grew 12.4 percent to $5.6 million, reflecting a 17.7 percent increase in average earning assets, partially offset by a 14 basis point decline in the net interest margin to 3.44 percent. The Company’s net interest margin has been improving over the course of the second quarter; on a monthly basis, the margin was 3.34 percent, 3.46 percent and 3.52 percent, respectively, for April, May and June. The improvement was largely due a lower average cost of funds, which was 4.10 percent for the first quarter of 2007, compared with 3.97 percent for the current quarter, a decline of thirteen basis points.

Non-interest income remains an important component of revenue, accounting for approximately 20 percent of total revenue for the second quarter of 2007. Non-interest income for the quarter was $1.4 million, up 30.5 percent from the $1.1 million reported in the second quarter of 2006, but $100,000 below the first quarter of this year. Trust and brokerage fees contributed $718,600, up $115,100 or 19.1 percent, from the year-ago quarter. Second quarter trust fees were $127,300 lower than first quarter due to annual account fees that were collected during the first quarter, along with a one-time estate settlement fee. Tower Private Advisors currently manages $601.4 million in combined trust and brokerage assets compared with $505.5 million in combined assets a year ago, an increase of 19.0 percent. Also contributing to year-over-year fee income growth were service fees, up $79,300 or 56.2 percent, and other fees (debit cards, lockbox accounts, and ACH accounts), up $87,200 or 25.2 percent increase in other fees.

The provision for loan losses was $1.5 million this quarter, up $1.0 million from the 2006 second quarter and $350,000 from the first quarter of 2007.

Control of operating expenses is one of Tower’s primary goals. Non-interest expense for the second quarter of 2007 was $5.3 million, a relatively modest $141,000, or 2.7 percent increase, from the $5.2 million reported for the linked quarter, and a 22.1 percent increase over the $4.3 million reported for the prior-year second quarter. Excluding one-time expenses related to the closing of the Indianapolis loan production office of $100,000 and the $100,000 FDIC insurance expense for the first quarter, second quarter non-interest expense would have been $5.1 million, a decline of $160,000 from the first quarter. Going forward, Tower will save approximately $50,000 per month without the expense of the Indianapolis office.

Salaries and benefits expense was stable from the previous quarter.The head count for the quarter was only one full-time equivalent employee higher than the first quarter, but approximately 25 FTEs higher than second quarter of last year. The efficiency ratio for the second quarter of 2007 was 75.60 percent compared with 71.64 percent for the prior-year second quarter, and 76.23 percent for the first quarter of 2007.

Asset Quality
Non-performing assets plus delinquencies rose to a high point of $6.5 million in the first quarter of this year, representing 0.96 percent of assets. According to Mr. Schenkel, “This level was unacceptably high. During the second quarter, we charged off the majority of loans that had been specifically reserved for, and upon reevaluating the borrowing relationships we identified in the first quarter, we increased the reserve accordingly.” Net loan charge-offs increased to $2.0 million for the quarter, or 1.36 percent of average loans on an annualized basis, compared with $633,000 or 0.46 percent of average loans for the first quarter of 2007, and $333,000, or 0.32 percent of average loans, for the year-ago quarter. Mr. Schenkel continued, “We wanted to maintain our reserves at an appropriate level, so we increased our loan loss provision this quarter to reflect our commitment to resolving and reducing nonperforming assets.” Non-performing assets plus delinquencies were $5.7 million, or 0.81 percent of total assets at June 30, 2007, a decrease of $877,000, or 13.4 percent from the linked quarter. Tower's allowance for loan losses was 1.23 percent of total loans at June 30, 2007.

Balance Sheet
Assets at quarter-end totaled $701.0 million, a $91.2 million or 15.0 percent increase over the $609.8 million reported twelve months ago. Loans outstanding grew by $75.7 million, or 15.0 percent, reaching $581.8 million at period end. Since year-end 2006, loan growth has slowed to a more sustainable pace: 11.4 percent annualized. Loan growth was primarily driven by commercial (C&I) loans and residential real estate, up $14.1 million and $17.0 million, respectively, since December 31, 2006.  The $9.5 million of loans booked in the Indianapolis market were being held for sale at second quarter-end; a definitive agreement has been signed and is expected to close during the third quarter.

Deposits grew $85.4 million, or 16.7 percent, over the past twelve months, reaching $595.6 million. Core deposits (excluding wholesale CDs) now comprise 58.6 percent of total deposits, compared with 57.4 percent for the second quarter of 2006. The major growth area was NOW accounts, paying an average rate of 1.49 percent; the $8.4 million increase has moderated Tower’s overall cost of funds for the period. Total funding costs declined by 13 basis points from the linked quarter, while the loan yield remained unchanged at 7.59 percent.

Shareholders' equity was $50.1 million at June 30, 2007, an increase of 3.7 percent from the $48.3 million reported twelve months ago. Tower continues to meet the requirements for a "well-capitalized" bank with total risk-based capital ratio of 12.50 percent. Period-end shares outstanding were 4,063,647, after the repurchase of 14,735 shares during the quarter, at a weighted average purchase price of $15.20 per share under Tower’s recently announced share repurchase program. The share repurchase program authorizes Tower to buy back up to an aggregate of 65,000 shares of its common stock.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne [and a seventh in Angola], and a business development office in Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.TOFC.net.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors, including risk factors described in the Corporation’s Annual Report on Form 10-k and in other filings made by the Corporation from time to time with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. These are representative of the future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At June 30, 2007, December 31, 2006, and June 30, 2006
	(unaudited)		(unaudited)
	June 30	December 31	June 30
	2007	2006	2006
ASSETS
Cash and due from banks	$6,977,240	$14,393,790	$17,128,235
Short-term investments and interest-earning deposits	154,569	8,863,112	570,783
Federal funds sold	10,631,456	5,608,064	7,607,458
Total cash and cash equivalents	17,763,265	28,864,966	25,306,476

Securities available for sale, at fair value	67,895,093	69,491,806	56,376,624
FHLBI and FRB stock	3,112,500	3,078,400	3,421,300
Loans Held for Sale	9,455,115	-	-

Loans	581,782,504	550,450,313	506,077,120
Allowance for loan losses	(7,175,809)	(6,870,442)	(6,173,559)
Net loans	574,606,695	543,579,871	499,903,561

Premises and equipment, net	6,782,316	5,870,699	5,805,145
Accrued interest receivable	3,779,111	3,620,368	3,096,079
Bank Owned Life Insurance	11,047,397	10,851,519	10,654,906
Other assets	7,199,385	5,797,183	5,217,017

Total assets	$701,640,877	$671,154,812	$609,781,108

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$76,035,017	$77,772,481	$69,668,932
Interest-bearing	519,523,019	508,997,823	440,565,925
Total deposits	595,558,036	586,770,304	510,234,857
	-
Federal Home Loan Bank advances	33,850,000	11,200,000	36,200,000
Junior subordinated debt	17,527,000	17,527,000	11,856,000
Accrued interest payable	1,623,428	1,716,994	1,251,100
Other liabilities	2,546,390	2,982,675	1,920,190
Total liabilities	651,104,854	620,196,973	561,462,147

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; no shares issued and outstanding
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; issued and outstanding - 4,063,647 shares at June 30, 2007 and 4,043,882 shares at December 31, 2006	39,053,685	38,536,406	38,210,903
Treasury stock, at cost, 14,735 shares at June 30, 2007	(224,655)	-	-
Retained earnings	12,559,285	12,523,750	11,062,884
Accumulated other comprehensive income (loss), net of tax of $(349,791.66) at June 30, 2007, $53,785 at December 31, 2006	(852,292)	(102,317)	(954,826)
Total stockholders' equity	50,536,023	50,957,839	48,318,961

Total liabilities and stockholders' equity	$701,640,877	$671,154,812	$609,781,108

Tower Financial Corporation
Consolidated Statements of Operations
For the three and six months ended June 30, 2007 and 2006
(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Interest income:
Loans, including fees	$11,088,346	$9,076,121	$21,406,436	$17,221,565
Securities - taxable	668,747	524,597	1,331,162	1,015,161
Securities - tax exempt	195,166	169,863	395,941	317,255
Other interest income	21,574	162,912	240,653	307,915
Total interest income	11,973,833	9,933,493	23,374,192	18,861,896
Interest expense:
Deposits	5,712,457	4,389,514	11,388,342	7,983,268
Fed Funds Purchased	516	-	516	-
FHLB advances	397,313	369,069	589,057	721,249
Trust preferred securities	279,957	209,230	561,606	418,461
Total interest expense	6,390,243	4,967,813	12,539,521	9,122,978

Net interest income	5,583,590	4,965,680	10,834,671	9,738,918
Provision for loan losses	1,500,000	475,000	2,925,000	1,050,000

Net interest income after provision for loan losses	4,083,590	4,490,680	7,909,671	8,688,918

Noninterest income:
Trust and brokerage fees	718,607	603,542	1,564,490	1,394,498
Service charges	220,494	141,182	489,525	319,864
Loan broker fees	57,093	4,409	82,590	35,028
Other fees	433,839	346,630	782,505	737,674
Total noninterest income	1,430,033	1,095,763	2,919,110	2,487,064

Noninterest expense:
Salaries and benefits	2,976,922	2,564,673	5,972,423	5,067,656
Occupancy and equipment	660,552	511,668	1,348,745	991,845
Marketing	99,380	124,290	178,422	296,636
Data processing	230,228	177,644	458,177	323,611
Loan and professional costs	367,022	328,998	725,835	549,784
Office supplies and postage	117,458	122,457	240,842	229,096
Courier service	94,962	86,939	195,771	179,645
Business Development	183,996	138,511	341,748	243,455
Other expense	572,056	288,294	1,002,908	561,632
Total noninterest expense	5,302,576	4,343,474	10,464,871	8,443,360

Income before income taxes	211,047	1,242,969	363,910	2,732,622
Income taxes expense	(6,065)	330,990	(29,815)	827,690

Net income	$217,112	$911,979	$393,725	$1,904,932

Basic earnings per common share	$0.05	$0.23	$0.10	$0.47
Diluted earnings per common share	$0.05	$0.22	$0.09	$0.46
Average common shares outstanding	4,073,678	4,017,254	4,071,181	4,012,652
Average common shares and dilutive potential common shares outstanding	4,146,386	4,128,151	4,152,975	4,115,682

Dividends declared per share	$0.044	$0.040	$0.088	$0.080

Tower Financial Corporation
Consolidated Financial Highlights
Second Quarter 2007
(unaudited)
	Quarterly						Year-To-Date
($ in thousands except for share data)	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	2007	2006

EARNINGS
Net interest income	$5,583	5,251	5,347	5,182	4,966	4,773	10,834	9,739
Provision for loan loss	$1,500	1,425	500	645	475	575	2,925	1,050
NonInterest income	$1,430	1,489	1,380	1,259	1,096	1,391	2,919	2,487
NonInterest expense	$5,303	5,162	5,227	4,417	4,343	4,100	10,465	8,443
Net income	$217	177	810	973	912	993	394	1,905
Basic earnings per share	$0.05	0.04	0.20	0.24	0.23	0.25	0.09	0.48
Diluted earnings per share	$0.05	0.04	0.20	0.24	0.22	0.24	0.09	0.46
Average shares outstanding	4,073,678	4,065,657	4,030,081	4,022,071	4,017,254	4,008,000	4,071,181	4,012,652
Average diluted shares outstanding	4,146,386	4,163,169	4,129,774	4,123,773	4,128,151	4,105,496	4,152,975	4,115,682

PERFORMANCE RATIOS
Return on average assets *	0.12%	0.11%	0.49%	0.62%	0.61%	0.72%	0.12%	0.67%
Return on average common equity *	1.69%	1.41%	6.41%	7.92%	7.58%	8.42%	1.55%	8.00%
Net interest margin (fully-tax equivalent) *	3.44%	3.43%	3.52%	3.54%	3.60%	3.74%	3.43%	3.63%
Efficiency ratio	75.62%	76.59%	77.70%	68.58%	71.64%	66.52%	76.09%	69.06%
Full-time equivalent employees	192.75	191.75	186.25	180.50	167.50	155.50	192.75	167.50

CAPITAL
Equity to assets	7.20%	7.52%	7.59%	7.75%	7.92%	8.37%	7.20%	7.92%
Regulatory leverage ratio	9.91%	10.28%	10.46%	9.92%	10.24%	10.76%	9.91%	10.24%
Tier 1 capital ratio	11.37%	11.81%	11.93%	11.23%	11.52%	11.88%	11.37%	11.52%
Total risk-based capital ratio	12.47%	12.97%	13.05%	12.35%	12.62%	13.00%	12.47%	12.62%
Book value per share	$12.44	12.62	12.60	12.39	12.02	11.96	12.44	12.02
Cash dividend per share	$0.044	0.044	0.04	0.04	0.04	0.04	0.044	0.04

ASSET QUALITY
Net charge-offs	$1,987	633	210	238	364	158	2,620	522
Net charge-offs to average loans *	1.36%	0.47%	0.15%	0.18%	0.30%	0.14%	0.93%	0.22%
Allowance for loan losses	$7,176	7,663	6,870	6,581	6,174	6,062	7,176	6,174
Allowance for loan losses to total loans	1.23%	1.35%	1.25%	1.23%	1.22%	1.28%	1.23%	1.22%
Nonperforming loans	$4,845	5,239	3,977	4,034	3,118	1,833	4,845	3,118
Other real estate owned (OREO)	$744	744	370	465	430	509	744	430
Nonperforming assets (NPA)	$5,589	5,983	4,347	4,499	3,548	2,342	5,589	3,548
90+ Day delinquencies	$81	564	487	23	1,304	1,380	81	1,304
NPAs plus 90 Days delinquent	$5,670	6,547	4,834	4,522	4,852	3,722	5,670	4,852
NPAs to Total assets	0.80%	0.88%	0.65%	0.70%	0.58%	0.41%	0.80%	0.58%
NPAs+90 to Total assets	0.81%	0.96%	0.72%	0.70%	0.80%	0.65%	0.81%	0.80%
NPAs to Loans + OREO	0.96%	1.05%	0.79%	0.84%	0.70%	0.49%	0.96%	0.70%

END OF PERIOD BALANCES
Total assets	$701,641	683,032	671,155	643,725	609,781	572,632	701,641	609,781
Total earning assets	$673,032	651,077	637,491	607,114	574,053	539,187	673,032	574,053
Total loans	$581,783	568,481	550,450	533,057	506,077	473,998	581,783	506,077
Total deposits	$595,558	589,802	586,780	554,335	510,235	472,178	595,558	510,235
Stockholders' equity	$50,536	51,386	50,958	49,895	48,319	47,951	50,536	48,319

AVERAGE BALANCES
Total assets	$697,117	664,026	650,721	621,597	596,293	556,479	680,572	576,386
Total earning assets	$663,411	633,569	612,944	591,632	563,858	526,423	648,490	545,139
Total loans	$585,480	551,000	540,227	520,260	491,533	458,642	568,240	475,086
Total deposits	$597,806	575,389	567,469	528,961	501,012	459,803	586,597	480,407
Stockholders' equity	$51,579	50,779	50,117	48,731	48,232	47,846	51,179	48,039

* annualized for quarterly data